EXHIBIT 21


                           SUBSIDIARIES OF THE COMPANY








                           SUBSIDIARIES OF THE COMPANY


       Parent                      Subsidiary             State of Incorporation
       ------                      ----------             ----------------------


Charter Financial, Inc.        Charter Bank, S.B.                 Illinois
  Charter Bank, S.B.     Sparta First Service Corporation         Illinois